EXHIBIT 99.1

Exactech Q3 2015 Revenue $56.2 Million. Net Income $2.9 Million. Diluted EPS $0.20.

Gainesville, Fla. - October 27, 2015 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder and spine, announced today revenue of $56.2 million for the third quarter of 2015, a 3% decrease from $57.9 million in the third quarter of 2014. On a constant currency basis for the quarter, revenue was flat. Net income was down 4% to $2.9 million, or $0.20 per diluted share, compared to $3.0 million, or $0.21 per diluted share, in the same quarter a year ago.

Third Quarter Segment Performance
The third quarter of 2015 continued to be impacted by a weakened Euro and Japanese Yen relative to the U.S. Dollar. The following are company revenue results, as well as adjusted revenue comparisons on a constant currency basis:

•	Extremity implant revenue increased 7% to $20.0 million, a 9% constant currency increase

•	Knee implant revenue decreased 16% to $15.3 million, a 13% constant currency decrease

•	Hip implant revenue decreased 2% to $9.9 million, a 4% constant currency increase

•	Biologic and Spine revenue increased 5% to $5.7 million, an 8% constant currency increase

•	Other revenue decreased 4% to $5.4 million, a 3% constant currency decrease

Nine Months Highlights and Segment Performance
For the first nine months of 2015, revenue was $179.1 million, a decrease of 3% over $185.1 million for the comparable period last year. On a constant currency basis, revenue for the first nine months of 2015 was flat. Net income for the first nine months of 2015 decreased 6% to $10.7 million, or $0.75 per diluted share compared to $11.4 million, or $0.81 per diluted share for the first nine months of 2014. First nine month product revenues were as follows:

•	Extremity implant revenue increased 7% to $61.5 million, a 9% constant currency increase

•	Knee implant revenue decreased 12% to $52.7 million, a 7% constant currency decrease

•	Hip implant revenue decreased 1% to $31.8 million, a 4% constant currency increase

•	Biologic and Spine revenue decreased 6% to $16.7 million, a 2% constant currency decrease

•	Other revenue decreased 10% to $16.4 million, a 9% constant currency decrease

Management Comment

Exactech CEO and President David Petty said, “Another solid performance in our largest segment, Extremities, and third quarter improvement in our Biologic and Spine segment and gains in overall U.S. sales were not enough to offset strong international currency headwinds and soft results in European and Latin American markets. Worldwide sales for the first nine months of 2015 decreased 3% to $179.1 million but were flat on a constant currency basis. U.S. sales were relatively flat at $123.3 million compared with $123.8 million in the first nine months a year ago. International sales decreased 9% in the first nine months

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to $55.8 million and were up 1% on a constant currency basis. For the third quarter of 2015, U.S. sales were up 2% to $40.7 million compared with $40.0 million in the third quarter a year ago. International sales decreased 13% to $15.5 million. On a constant currency basis, international sales were down 4% and worldwide sales were flat for the third quarter. U.S. sales represented 72% of total sales and international sales were 28% of the total,” Petty said.

Chief Financial Officer Jody Phillips said, “Gross margins decreased to 70.5% for the third quarter of 2015 vs. 70.7% in the third quarter of 2014 due to pricing and currency impacts. Total operating expenses for the quarter decreased 1% to $35.1 million and as a percentage of sales were 62%, compared to $35.4 million and 61% for the same quarter of 2014. General and administrative expenses decreased 4% in the third quarter to $5.2 million and sales and marketing expenses decreased 3% to $20.6 million primarily due to currency impacts. We experienced an 18% increase in R&D spending to $5.3 million related to development and launch costs associated with our new revision products. We continued to produce positive cash flows, which resulted in a $2.9 million improvement in our cash and net debt position during the third quarter.”

Looking forward, Exactech confirmed its updated 2015 revenue guidance to $239-$241 million and updated its diluted EPS target to $1.02-$1.04. The resulting revenue guidance for the fourth quarter of 2015 is for revenues of $60-$62 million and a diluted EPS target of $0.27-$0.29. The foregoing statements regarding targets for the full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call
The company will hold a conference call with CEO David Petty and key members of the management team on Wednesday, October 28th at 10:00 a.m. Eastern Time. The call will cover Exactech’s third quarter 2015 results. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-888-417-8533 any time after 9:50 a.m. Eastern on October 28th. International and local callers should dial 1-719-457-2645. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=116694.
This call will be archived for approximately 90 days.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to

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differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Executive Vice President of Finance &             305-451-1888
Chief Financial Officer                    E-mail: EXAC@hawkassociates.com
352-377-1140

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	September 30,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,051	$10,051
Accounts receivable, net of allowances of $807 and $946	50,283	50,731
Prepaid expenses and other assets, net	3,692	2,436
Income taxes receivable	829	1,492
Inventories – current	72,348	72,827
Deferred tax assets – current	1,647	1,620
Total current assets	145,850	139,157

PROPERTY AND EQUIPMENT:
Land	2,692	2,742
Machinery and equipment	36,877	35,434
Surgical instruments	109,939	101,142
Furniture and fixtures	4,720	4,556
Facilities	20,247	19,981
Projects in process	711	1,166
Total property and equipment	175,186	165,021
Accumulated depreciation	(95,579)	(84,915)
Net property and equipment	79,607	80,106

OTHER ASSETS:
Deferred financing and deposits, net	582	676
Non-current inventories	18,733	17,465
Product licenses and designs, net	11,693	8,641
Patents and trademarks, net	1,492	1,701
Customer relationships, net	111	203
Goodwill	19,098	13,091
Total other assets	51,709	41,777
TOTAL ASSETS	$277,166	$261,040

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,642	$13,615
Income taxes payable	167	146
Accrued expenses and other liabilities	9,113	9,194
Other current liabilities	1,381	250
Current portion of long-term debt	3,000	3,000
Total current liabilities	26,303	26,205

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,756	2,794
Long-term debt, net of current portion	18,000	20,250
Other long-term liabilities	5,582	420
Total long-term liabilities	27,338	23,464
Total liabilities	53,641	49,669

SHAREHOLDERS’ EQUITY:
Common stock	141	139
Additional paid-in capital	80,347	76,126
Accumulated other comprehensive loss	(11,117)	(8,397)
Retained earnings	154,154	143,503
Total shareholders’ equity	223,525	211,371

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$277,166	$261,040

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Nine Month Periods
	Ended September 30,		Ended September 30,
	2015	2014	2015	2014
NET SALES	$56,237	$57,884	$179,106	$185,061

COST OF GOODS SOLD	16,597	16,929	54,573	55,128
Gross profit	39,640	40,955	124,533	129,933

OPERATING EXPENSES:
Sales and marketing	20,587	21,304	63,901	67,902
General and administrative	5,180	5,380	16,803	16,832
Research and development	5,258	4,464	14,389	13,521
Depreciation and amortization	4,073	4,289	12,697	12,735
Total operating expenses	35,098	35,437	107,790	110,990

INCOME FROM OPERATIONS	4,542	5,518	16,743	18,943

OTHER INCOME (EXPENSE):
Interest income	3	5	7	13
Other income	26	3	91	53
Interest expense	(283)	(253)	(860)	(860)
Foreign currency exchange gain (loss)	(103)	(652)	(862)	(452)
Total other income (expense)	(357)	(897)	(1,624)	(1,246)

INCOME BEFORE INCOME TAXES	4,185	4,621	15,119	17,697

PROVISION FOR INCOME TAXES	1,307	1,610	4,468	6,328

NET INCOME	$2,878	$3,011	$10,651	$11,369

BASIC EARNINGS PER SHARE	$0.20	$0.22	$0.76	$0.83

DILUTED EARNINGS PER SHARE	$0.20	$0.21	$0.75	$0.81

SHARES - BASIC	14,058	13,766	13,996	13,690

SHARES - DILUTED	14,201	14,064	14,201	13,989

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EXACTECH INC.